BlackRock Natural Resources Trust

FILE #811-04282

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
4/21/2008	INTREPID POTASH INC.	30,000,000	18,400	Goldman, Sachs & Co, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, BMO Capital Markets Corp